Exhibit 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”), dated June 6, 2002, is made between AVENUE A, INC. (“Sublessor”) and OPEN INTERFACE NORTH AMERICA, INC., a Washington corporation (“Sublessee”).

R E C I T A L S

A.    Sublessor and Samis Foundation, a Washington 501(c)(3) non-profit corporation (“Landlord”) entered into a written lease dated July 16, 1999, regarding the 4th, 7th, 8th and 9th floors of the building known as the SMITH TOWER (the “Building”), located on the land more particularly described in Section 2 of the Master Lease (as defined below). Said lease, as amended by First Amendment to Lease dated October 28, 1999 and Second Amendment to Lease dated January 31, 2000, is referred to herein as the “Master Lease”, and the premises covered by the Master Lease is herein collectively called “Master Premises”. A copy of the Master Lease is attached hereto as Exhibit A.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follow:

1.    Sublease Premises

a.    Initial Subleased Premises

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease a portion of the Master Premises containing an agreed area of 5,934 rentable square feet (“rsf”), currently known as Suite(s) 400, as delineated on the floor plan attached hereto as Exhibit C (“Premises”). Sublessee shall have shared access to the common kitchen and supervised access, between the hours of 8am and 5pm unless a major incident or outage occurs, to the 4th floor phone closet throughout the Term. Said kitchen and phone closet are depicted on the floor plan attached as Exhibit C.

b.    Right of First Opportunity

The contiguous 1,847 rsf and 935 rsf on floor 4 of the Building, shown on the floor plan attached hereto as Exhibit C (“Expansion Space”), shall be referred to as “RFO Space”. Sublessee shall have an ongoing Right of First Opportunity to sublease either of the RFO Space that is 1,847 rsf and, subject to any conflicting rights granted to other tenants prior to the date the last party executes this Sublease, the RFO Space that is 935 rsf. Prior to accepting an offer to sublease either RFO Space to a third party, Sublessor shall notify Sublessee in writing of third party’s interest. Sublessee shall have five (5) business days from receipt of Sublessor’s notice to notify Sublessor of its intent. All terms and conditions of the Expansion space shall be consistent with the Sublease. Base Rent for expansion space shall be based on the Base Rent in this sublease on a per square foot basis. If Subtenant shall fail to exercise such expansion right, after notice by Sublessor of the availability of the subject RFO Space, as provided herein, such right shall be deemed to have lapsed and expired, and shall be of nor further force or effect with respect to the particular RFO Space. Upon exercise of said right of first refusal, the term “Premises” as used herein shall include the subject RFO Space.

2.    Term and Possession

a.    Term

Provided Master Lessor has consented to this Sublease (“Consent”), the initial term of this Sublease (“Initial Term”) shall commence on July 15, 2002 (“Commencement Date”), and shall end on July 31, 2005 (“Expiration Date”). The Initial Term and Additional Term (as defined below), or the date of any sooner termination of this Sublease, may be referred to herein as the “Term.” Fifteen days prior to the Commencement Date, Sublessee, its agents and contractors shall be allowed access to the Premises (for example, to install its telephone system, and move in its personal property) with no obligation to pay rent. If Sublessee occupies the space and conducts business prior to July 15, 2002, such date shall be considered the Commencement Date.

b.    Condition of Premises

Prior to the Commencement Date, Sublessor shall paint the Premises, clean the carpets, convert the shipping/ receiving room to a basic reception/ conference room, and re-key the conference room accessed by the common corridor. Additionally, Sublessor agrees to keep the cabling located in the Premises or otherwise serving the Premises in working condition. Otherwise, Sublessee shall accept the Premises in an “as-is, where-is” condition. Sublessor shall deliver possession of the Premises as aforesaid in broom clean condition (“Possession”). Sublessee acknowledges and agrees that all tenant improvements and all furniture, fixtures, and equipment in the Premises as of the Commencement Date, including (without limitation) those items set forth on Exhibit D hereto, are and shall remain the sole property of Sublessor subject Sublessee’s rights to use the same as provided herein. If Sublessor is not able to deliver Possession to Sublessee on the Commencement Date notwithstanding Sublessor’s reasonable, good faith efforts, Base Rent, as defined in Section 3(a), shall abate until delivery of Possession. If Possession is not delivered within thirty (30) days of the Commencement Date, then Sublessee has the option to cancel this Sublease by delivering written notice of termination to Sublessor. Any delay in the Commencement Date shall not extend Initial Term.

c.    License to Use Personal Property

Sublessor hereby grants Sublessee a license to use the furniture listed in Exhibit D within the Premises (the “Licensed Property”), at no additional cost. Such license terminates upon the Expiration Date or, if exercised, the expiration of the Extension Option, and is “as-is” “where-is” and without any warranties, express or implied, concerning the condition of the Licensed Property, and Sublessee assumes all risks relating thereto.

d.    Extension Option

So long as Sublessee is not then in default under this Sublease at the time of exercise, Sublessee shall have the option to extend the Initial Term of this Sublease for one (1) additional sixteen (16) month period (“Additional Term”). To exercise its option to extend this Sublease for the Additional Term, Sublessee must deliver to Sublessor a written notice (an “Option Notice”) exercising its extension option not later than January 31, 2005. All of the terms and conditions of this Sublease shall apply during the Additional Term except (i) the annual Base Rent shall be $19.00 per rsf of the Premises; (ii) there shall be no further extension options after the commencement of the Additional Term; and (iii) there shall be no Tenant Improvements or other Sublessor concessions during the Additional Term.

3.    Base Rent, Operating Expenses and Late Charge

a.    Base Rent

Sublessee shall pay to Sublessor, on or before the first day of each calendar month, Base Rent in the amount of (i) $7,500.00 per month for the twelve month period following the Commencement Date, and (ii) $8,901.00 for each month thereafter until the end of the Initial Term. The monthly installments of Base Rent shall be prorated at the rate of 1/30 of the monthly Base Rent per day for any partial month during the Term. Payment shall be made to the following address: Avenue A, Inc., 506 Second Avenue, Suite 900, Seattle, WA 98104, Attention: Accounting Department.

b.    Operating Expenses

If the Master Lease requires Sublessor to pay to Lessor all or a portion of the expenses of operating the Building (“Operating Costs”) including but not limited to taxes, utilities, or insurance, then Sublessee shall pay to Sublessor as additional rent 100 percent, of Sublessee’s percentage share (Sublessee’s rsf at the time of adjustment divided by Sublessor’s total rsf at the time of adjustment), of the amounts payable by Sublessor for Operating Costs, to the extent that such Operating Costs for the subject year exceed the Operating Costs for the base year of 2002. If the Master Lease provides for the payment by Sublessor of Operating Costs on the basis of an estimate thereof, then as and when adjustments between estimated and actual Operating Costs are made under the Master Lease, the obligations of Sublessor and Sublessee hereunder shall be adjusted in a like manner; and if any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublessor and Sublessee under this Paragraph shall survive such expiration or termination. Sublessor shall, upon request by Sublessee, furnish Sublessee with copies of all statements submitted by Lessor of actual or estimated Operating Costs during the Term.

c.    Late Charge

Sublessee acknowledges that paying Base Rent late will cause Sublessor to incur administrative, collection, processing and accounting costs and expenses not contemplated under this Sublease, the exact amounts of which are extremely difficult or impracticable to fix.

Sublessee therefore agrees that if rent or any other sum is due and payable pursuant to this Sublease, such amounts shall be payable upon the same terms and conditions as the Master Lease and the same late charges shall apply. Sublessor and Sublessee agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Sublessor for its loss caused by Sublessee’s nonpayment. Should Sublessee pay the monthly rent late, but fail to pay said late charge, or pay said late charge, but fail to pay contemporaneously therewith all unpaid amounts of Rent, Sublessor’s acceptance of the late rent or said late charge shall not constitute a waiver of Sublessee’s default with respect to Sublessee’s nonpayment, nor prevent Sublessor from exercising all other rights and remedies available to Sublessor under this Lease or under law.

d.    Security Deposit

Within ten (10) business days after the execution of this Sublease, Sublessee shall pay to Sublessor the first month’s rent due and provide Sublessor the additional sum of Eight Thousand Nine Hundred One and 00/100 Dollars ($8,901.00) (“Security Deposit”). If Sublessee fails to pay rent or other charges when due under this Sublease, or fails to perform any of its obligations hereunder, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any sum for which the Sublessor may become obligated by reason of Sublessee’s default or breach, or for any loss or damage sustained by Sublessor as a result of Sublessee’s default or breach. If Sublessor so uses any portion of the Security Deposit, Sublessee shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited less any amounts applied to the first months’ rent, and Sublessee’s failure to do so shall constitute a default under this Sublease. Within thirty (30) days after the termination of this Sublease, or Sublessee has vacated the Premises, whichever shall last occur, and provided Sublessee is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not therefore been applied by Sublessor, shall be returned to Sublessee or to the last assignee, if any, of Sublessee’s interest.

4.    Use of Premises

The Premises shall be used and occupied only for purposes allowed under the Master Lease.

5.    Parking

Sublessee shall be entitled to the use of nine (9) of Sublessor’s parking spaces, which are guaranteed in the Master Lease, upon the same terms and conditions as the Master Lease.

6.    Assignment and Sublease

Neither this Sublease nor any right hereunder nor the Premises may be assigned, transferred, encumbered or sublet in whole or in part by Sublessee without Sublessor’s and Landlord’s prior written consent, which consent may not be unreasonably withheld or delayed.

7.    Incorporation by Reference

a.    Subject to Lease

This Sublease is subject to all of the terms and conditions of the Master Lease by and between Sublessor and Master Lessor.

b.    Interpretation

All terms and conditions of the Master Lease, are incorporated into and made a part of this Sublease, except for Paragraphs 1(c), (e) – (k), (m) and (n), 3, 4, 6, 9(e), 17, 27, 29, and 31 of the Master Lease and such other provisions of the Master Lease which are directly contradicted or expressly modified by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. The Sublessee assumes and agrees to perform the Sublessor’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, provided, however, Sublessor shall be responsible for paying Rent, as provided in the Master Lease, to the Master Lessor. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Lessor/Landlord” is used it shall be deemed to mean Sublessor herein and wherever in the Master Lease the word “Lessee/Tenant” is used it shall be deemed to mean Sublessee herein.

8.    Sublessor’s Representations and Warranties

Sublessor represents and warrants to Sublessee the following:

a.    The Master Lease is in full force and effect and has not been modified, supplemented or amended except as described in Exhibit B.

b.    Sublessor has the right to full and complete possession of the Premises.

c.    Sublessor, at the time of signing this Sublease, at the Commencement Date, and at the time of delivering Possession, has fulfilled all its duties under the Master Lease and is not in default under the Master Lease.

d.    To the best of Sublessor’s knowledge, Master Lessor has fulfilled all its duties under the Master Lease and is not in default under the Master Lease.

e.    Sublessor has not assigned, transferred or delegated any of its rights or duties under the Master Lease or pledged or encumbered any of its interest in, or rights under the Master Lease.

f.    This Sublease shall be of no force or effect unless consented to by Master Lessor by execution of the Consent attached hereto as Exhibit B.

g.    Sublessor has all right, power and authority necessary to enter into and deliver this Sublease and to perform its obligations hereunder. Sublessor’s entering into this Sublease does not breach or contradict any other agreement or contract that Sublessor is a party to.

h.    Sublessor has or will comply with all requirements, perform all duties, and take all actions necessary under Section 17 of the Master Lease to properly sublet the Premises.

9.    Covenants Regarding Master Lease

a.    Sublessor shall use best efforts not to commit or suffer any act or omission that will result in a violation of or default under any of the provisions of the Master Lease.

b.    Sublessor shall exercise commercially reasonable efforts in attempting to cause Master Lessor to perform its obligations and give any required consents under the Master Lease for the benefit of Sublessee, including, without limitation, consent to this Sublease.

c.    With respect to the Premises, unless the context requires otherwise, Sublessor shall perform all duties of Master Lessor and Sublessee shall perform all duties of Tenant under the Master Lease.

d.    Sublessor agrees to deliver to Sublessee a copy of any notice received from Master Lessor relating to the Premises within five (5) business days of its receipt thereof.

e.    Sublessor shall not voluntarily terminate the Master Lease without Sublessee’s prior written consent, which shall not be unreasonably withheld and will be delivered to Sublessor within thirty (30) of Sublessor’s notice to terminate.

10.    Other Provisions of Sublease

Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease, then the defaulting party shall be liable to the non-defaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Premises or the Building of which the Premises are a part, the exercise of such right by Sublessor shall not constitute a default or a breach hereunder.

11.    Indemnification

a.    Sublessee’s Indemnification

Sublessee shall indemnify, defend and hold harmless Sublessor from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Sublessor may incur or pay out (including, without limitation, Sublessor’s payment to Master Lessor) by reason of (a) any accidents, damages or injuries to persons or property occurring in, on or about the Premises (unless the same shall have been caused by the respective negligence of Sublessor or Master Lessor), (b) any breach or default hereunder on Sublessee’s part, (c) the successful enforcement of Sublessor’s rights under this Section or any other Section of this Sublease, (d) any work done after the date hereof in or to the Premises except if done by Sublessor or Master Lessor, or (e) any act, omission or negligence on the part of Sublessee or its officers, partners, employees, agents, customers and/or invitees, or any person claiming through or under Sublessee. Nothing herein shall be construed as requiring Sublessee to indemnify, defend or hold harmless Sublessor against or for any claim, loss, damage or expense to the extent it is caused by the respective negligence, will misconduct or breach of the Sublease or Master Lease by Sublessor or Master Lessor, and not by Sublessee.

b.    Sublessor’s Indemnification

Sublessor shall indemnify, defend and hold harmless Sublessee from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Sublessee may incur or pay out (including, without limitation, to Master Lessor) by reason of (a) any breach or default hereunder on Sublessor’s part, (b) the successful enforcement of Sublessee’s rights under this Section or any other Section of this Sublease, (c) any act, omission or negligence on the part of Sublessor and/or its officers, partners, employees, agents, customers and/or invitees, or any person claiming through or under Sublessor.

12.    Commission

Upon execution of this Sublease, and consent thereto by Lessor Sublessor shall pay Broker (as defined below) a real estate brokerage commission in accordance with Sublessor’s contract with Broker for the subleasing of the Premises. Broker is hereby made a third party beneficiary of this Sublease for the purpose of enforcing its right to said commission. If Sublessee exercises the Expansion Option or Renewal Option, Sublessor shall pay Broker an additional real estate commission in accordance with Sublessor’s contract with Broker for the subleasing of the Premises. Broker is made a third party beneficiary of this Sublease for the purpose of enforcing its right to said commission. Sublessee shall have no liability for any commissions for this Sublease.

13.    Agency Disclosure

At the signing of this Sublease, Clay Nielsen of Washington Partners, Inc., represented the Sublessor and Patrick Pendergast represented the Sublessee (collectively “Broker”). Sublessor and Sublessee confirm receipt of the pamphlet entitled “The Law of Real Estate Agency.”

14.    Notices

All notices and demands that may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by Sublessor to Sublessee, or by Sublessee to Sublessor, shall be personally delivered or sent by a nationally recognized private carrier of overnight mail (e.g. FedEx) or by United States Certified Mail, return receipt requested and postage prepaid, to the parties at the addresses listed below or at such other addresses as the parties may designate by notice from time to time. All notices will be deemed given when received or refused.

To Sublessor:	Avenue A, Inc. The Smith Tower 506 Second Avenue, 9th Floor Seattle, Washington 98104 Attention: Chief Financial Officer

To Sublessee:	Open Interface North America, Inc. The Smith Tower 506 Second Avenue, Suite 400 Seattle, Washington 98104 Attention: CEO

15.    Quiet Enjoyment

Provided that Sublessee is not in default of any term or provision of this Sublease, Sublessee shall have peaceful and quiet enjoyment of the Premises without interference from Sublessor or any person or entity claiming by, through or under Sublessor, including, but not limited to, Landlord.

16.    Attorney’s Fees

If Sublessor or Sublessee shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney’s fees.

17.    Entire Agreement

This Sublease, the Exhibits attached hereto and those provisions of the Master Lease, which are incorporated herein by reference, constitute the entire agreement between Sublessor and Sublessee with respect to the Premises and may not be amended or altered except by written agreement executed by both parties.

18.    Binding on Successors

This Sublease shall bind the parties’ heirs, successors, representatives and permitted assigns.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLESSOR: AVENUE A, INC.		SUBLESSEE: OPEN INTERFACE NORTH AMERICA, INC.

By:	/s/ MICHAEL VERNON	By:	/s/ AKEMI SAGAWA
	Title CFO		Title CEO